EXHIBIT 10.17

FEDERAL HOME LOAN BANK OF CHICAGO
2015 BOARD OF DIRECTORS COMPENSATION POLICY

GENERAL

Section 1261.21 of the Rules and Regulations of the Federal Housing Finance Agency requires the Board of Directors to adopt a written policy to provide for the payment of reasonable compensation to Bank Directors for the performance of their duties as members of the Board of Directors. Pursuant to that regulation, this 2015 Board of Directors' Compensation Policy ("Policy") sets forth the activities and functions for which attendance is necessary and appropriate and may be compensated, and sets forth the methodology for determining the amount of compensation to be paid. This Policy shall be reviewed annually by the Human Resources & Compensation Committee.

COMPENSATION POLICY METHODOLOGY

The goal of the Policy is to appropriately compensate the Directors for actual attendance and participation at the meetings of the Board of Directors and the committees of the Board and also for work performed on behalf of the Board of Directors and the Bank apart from such meetings.

The compensation provided in this Policy was determined after a review of comparative compensation studies by third parties with expertise in the compensation of directors (McLagan ”Directors Compensation Analysis” June 2013) and the compensation paid to directors of other Federal Home Loan Banks in 2014.

PAYMENT AND FEE STRUCTURE

Members of the Board will have the following maximum annual fees, as further calculated pursuant to this Policy.

Position	Max. Fees	Position Duties
Chairman	$90,000	Preside at the meetings of the Board of Directors and the Executive & Governance Committee and attend other committee meetings. Represent the Bank at the Council of FHLBs.

Position	Max. Fees	Position Duties
Vice Chairman	$80,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of the Board in the Chairman’s absence. Represent the Bank at the Council of FHLBs.
Audit Committee Chairman	$80,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of the Audit Committee.
Committee Chairman	$75,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of their respective committees.
Director	$70,000	Attend meetings of the Board and meetings of committees to which such Director is appointed.

In addition to the maximum annual fees above, each Director may receive up to $3,000 annually in total perquisites as permitted pursuant to this Policy.

QUARTERLY RETAINER FEES

In order to compensate Directors for their time while serving as Directors outside of scheduled Committee and Board meetings, Directors shall be paid a quarterly retainer, at the end of each quarter. The retainer shall compensate Directors for their time preparing for meetings, attending Bank-sponsored member meetings and events, attending Community Investment Advisory Council meetings, attending FHLB System meetings, Board training sessions, and other activities outside of normal, scheduled Committee and Board meetings. The amount of the quarterly retainer varies depending on the responsibilities of the Director as set forth below:

Chairman	$11,250

Vice Chairman	$10,000

Audit Committee Chairman	$10,000

Committee Chairman	$9,375

Director	$8,750

In the event that a director leaves the Board in the middle of a quarter, the quarterly retainer payment would be prorated based on the number of days the director served on the Board during the quarter divided by the total number of days in the quarter.

BOARD MEETING FEES

In order to compensate Directors for their time while serving as Directors, each Director who attends a scheduled in-person meeting of the full Board of Directors or of a Committee on which the Director serves (including participating by telephone) and each Director on the Audit Committee who attends a telephonic meeting of the Committee related to approval of Bank Securities and Exchange Commission filings shall be paid a Board Meeting Attendance Fee. The amount of the Board Meeting Attendance Fee varies depending on the role served at the meeting.

Board Meeting Attendance Fees shall be calculated for each director as follows:

1/2 the director’s total 2015 maximum fees (based on their role)	÷	75% of the total attendance fee opportunities for 2015

An “attendance fee opportunity” means a day on the 2015 Board Schedule where the full Board of Directors and/or a Committee on which the Director serves is scheduled to meet in-person. In addition, an “attendance fee opportunity” means a scheduled telephonic meeting of the Audit Committee related to approval of Bank Securities and Exchange Commission filings. On a day where more than one meeting occurs, only one Board Meeting Attendance Fee shall be paid.

No additional meeting fees will be paid to any Director for their participation in any other special meetings or events on behalf of the Board of Directors or the Bank, unless such participation results in a Director being absent for a Board or Committee meeting, in which case a meeting fee will be paid.

The Corporate Secretary may round up or down small dollar amounts for administrative convenience.

DEFERRAL OF COMPENSATION

A director may elect to defer compensation paid under this Policy in accordance with the Federal Home Loan Bank of Chicago Board of Directors Deferred Compensation Plan, effective September 1, 2013.

EXPENSES

Each Director will be reimbursed for necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties (including telephonic meetings or in-person meetings called at the request of the Federal Housing Finance Agency or other FHLB System body) as are payable to senior officers of the Bank under the Bank’s Employee Reimbursement Policy.

Directors are authorized to purchase upgrades for air travel from economy to business class or economy plus only. This does not include upgrades to first class. Air travel upgrades shall not exceed $100 per flight.

Pursuant to IRS tax code, certain director expenses paid for by the Bank that do not qualify as a business-related expense will be recorded as other income and reported on a director’s 1099 tax form for the appropriate reporting period.

The Bank will pay up to $3,000 annually per director for the transportation and other reasonable travel expenses incurred in conjunction with a spouse traveling with a director on Bank business, as set forth in the Business Travel Expense Policy Board of Directors Executive Summary, which is posted on the Board of Directors website. Reimbursement for a director’s spouse’s travel expenses is considered a perquisite of serving on the Bank’s Board of Directors and will, therefore, be reported on the director’s IRS Form 1099 for the appropriate reporting period. The Bank considers this nominal perquisite as reasonable in light of a director’s time spent away from home during Board meetings and customary in encouraging a director’s spouse to attend Bank-related social events which may be scheduled in connection with certain Board meetings.

PERFORMANCE AND ATTENDANCE STANDARDS

The following performance criteria shall be considered in assessing a director’s performance:

*	Did the director attend the required number of Board and Committee meetings in the specific assessment period?

*	Did the director attend most of his or her scheduled meetings in person?

*	Was the director prepared for meetings?

*	Did the director demonstrate knowledge of Bank policies and other relevant governance documents?

*	Did the director demonstrate understanding of the FHLB System?

*	Did the director actively participate in meetings?

*	Did the director participate in education, training and FHLB System events during the specific assessment period?

*	Did the director make decisions or suggestions that support the Bank’s mission and vision?

*	Did the director support Board decisions, even if he or she did not agree with the decision?

*	Did the director maintain confidentiality of the discussions at meetings?

*	Did the director participate in Bank-related events (i.e., FHLB System meetings, member meetings, Bank-sponsored conferences, etc.)?

*	If a new director, did the director participate in all new director training and educational opportunities?

Each director shall fulfill his or her responsibilities by regularly and consistently attending meetings of the Board of Directors and any assigned committees. The Board's attendance standard shall be to attend in person or by telephone at least 75% of the total scheduled meetings of the Board and assigned committees, measured annually.

The Human Resources & Compensation Committee of the Board of Directors shall withhold the fourth quarter retainer payment to any Director who does not fulfill his or her responsibilities by failing to meet the majority of the performance criteria set forth above or by failing to attend 75% of the meetings of the Board of Directors and any assigned committees.

The Human Resources & Compensation Committee may designate a director’s absence for a good cause from a scheduled meeting as an “excused absence.” An “excused absence” shall be recorded as a director in attendance for the 75% attendance standard but such director shall not be paid a meeting fee. Examples of what may be an “excused absence” include a medical condition of the director or their immediate family or an unexpected business conflict pertaining to the directors’ primary business.

COMPLIANCE WITH LEGAL REQUIREMENTS

This Policy shall be in compliance with Section 7(i) of the Federal Home Loan Bank Act (12 U.S.C. §1427(i)), as amended, and any regulations issued by the Federal Housing Finance Agency, including 12 C.F.R. Part 1261.

EFFECTIVE DATE

This 2015 Board of Directors Compensation Policy is effective as of January 1, 2015.

APPROVED BY THE BOARD
OF DIRECTORS

Dated: October 28, 2014

/s/ Peter E. Gutzmer
Its Corporate Secretary